Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-278502) and on Form F-3 (No. 333-278506) of our report dated February 23, 2024, with respect to the consolidated financial statements of Sanofi S.A. and its subsidiaries (the “Group”) as of and for the years ended December 31, 2023 and December 31, 2022 before the effects of adjustments to retrospectively reflect the classification as discontinued operations of Opella described in Note D.1.1.2 and before the recast of the segment information described in Note D.35, included in this Annual Report (Form 20-F) of Sanofi, for the year ended December 31, 2024.

/s/ Ernst & Young et autres

Paris-La Défense, France

February 13, 2025